                                                                   EXHIBIT 99.02





                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
          (a wholly owned subsidiary of Ambac Financial Group, Inc.)

                  Consolidated Unaudited Financial Statements

                  As of March 31, 2000 and December 31, 1999
               and for the Periods Ended March 31, 2000 and 1999

Ambac Assurance Corporation and Subsidiaries
Notes to Consolidated Unaudited Financial Statements
(Dollars in Thousands)


     (1)  Basis of Presentation


     Ambac Assurance Corporation ("Ambac Assurance") is a leading guarantor of municipal and structured finance obligations. Ambac Assurance has earned triple-A ratings, the highest ratings available from Moody's Investors Service, Inc., Standard & Poor's Rating Group, Fitch IBCA, Inc., and Japan Rating and Investment Information, Inc. Financial guarantees underwritten by Ambac Assurance guarantee payment when due of the principal of and interest on the obligation guaranteed. In the case of a monetary default on the guaranteed bond, payments may not be accelerated by the policyholder without Ambac Assurance's consent. As of March 31, 2000, Ambac Assurance's net guarantees in force (principal and interest) were $378,655,000. Ambac Assurance is a wholly owned subsidiary of Ambac Financial Group, Inc. ("AFGI"), a holding company whose subsidiaries provide financial guarantees and financial services to clients in both the public and private sectors around the world.

     In December 1997, Ambac Assurance acquired Construction Loan Insurance Corporation ("CLIC"). CLIC's wholly owned subsidiary, Connie Lee Insurance Company ("Connie Lee"), a triple-A rated financial guarantee insurance company, guaranteed bonds primarily for college and hospital infrastructure projects. Ambac Assurance and Connie Lee have arrangements in place to ensure that Connie Lee maintains a level of capital sufficient to support Connie Lee's outstanding obligations and for Connie Lee insured bonds to retain their triple-A rating.

     Ambac Assurance serves clients in international markets through its wholly-owned subsidiary Ambac Assurance UK Limited. Additionally, Ambac Assurance had served clients in international markets through its participation in MBIA. AMBAC International, an unincorporated joint venture with MBIA Insurance Corporation ("MBIA"). On March 21, 2000, Ambac Assurance and MBIA announced the restructuring of that arrangement. Ambac Assurance and MBIA will continue having reciprocal reinsurance arrangements for international business until at least the end of 2000, however, the companies will market and originate financial guarantees independently. The restructuring did not affect business conducted in Japan where the companies will continue to market and originate transactions jointly under the original arrangement.

     Ambac Credit Products L.L.C. ("ACP"), a wholly owned subsidiary of Ambac Assurance, also provides credit protection in the form of structured credit derivatives. These structured credit derivatives require that ACP make a payment upon the occurrence of certain defined credit events relating to an underlying obligation. Should a credit event occur, ACP would generally pay an amount equivalent to the difference between the par value and market value of the underlying obligation. The majority of ACP's structured credit derivatives have been structured with certain first loss protection.

Ambac Assurance Corporation and Subsidiaries
Notes to Consolidated Unaudited Financial Statements, (Continued)
(Dollars in Thousands)


     Ambac Assurance, as the sole limited partner, owns a limited partnership interest representing 90% of the total partnership interests of Ambac Financial Services, L..P. ("AFSLP"), a limited partnership which provides interest rate swaps primarily to states, municipalities and their authorities. The sole general partner of AFSLP, Ambac Financial Services Holdings, Inc., a wholly owned subsidiary of AFGI, owns a general partnership interest representing 10% of the total partnership interest in AFSLP.

          The accompanying consolidated unaudited interim financial statements have been prepared on the basis of U.S. Generally Accepted Accounting Principles ("GAAP") and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's financial condition, results of operations and cash flows for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates. The results of operations for the three months ended March 31, 2000 may not be indicative of the results that may be expected for the full year ending December 31, 2000. These financial statements and notes should be read in conjunction with the financial statements and notes included in the audited consolidated financial statements of Ambac Assurance Corporation and its subsidiaries as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999.

                  Ambac Assurance Corporation and Subsidiaries
                          Consolidated Balance Sheets
                      March 31, 2000 and December 31, 1999
                    (Dollars in Thousands Except Share Data)


                                                                           March 31, 2000         December 31, 1999
                                                                         --------------------    ---------------------


                                     ASSETS
                                     ------

Investments:

   Fixed income securities, at fair value
      (amortized cost of $3,752,918 in 2000 and $3,657,146 in 1999)               $3,698,593               $3,515,969
   Short-term investments, at cost (approximates fair value)                          96,363                  207,121
   Other                                                                                 801                        -
                                                                         --------------------    ---------------------
       Total investments                                                           3,795,757                3,723,090

   Cash                                                                               37,658                    6,531
   Securities purchased under agreements to resell                                    14,633                        -
   Receivable for securities sold                                                      4,083                   18,011
   Investment income due and accrued                                                  61,263                   61,147
   Deferred acquisition costs                                                        138,408                  135,324
   Reinsurance recoverable                                                               552                      500
   Prepaid reinsurance                                                               222,657                  217,977
   Other assets                                                                      176,840                  219,231
                                                                         --------------------    ---------------------
       Total assets                                                               $4,451,851               $4,381,811
                                                                         ====================    =====================


                      LIABILITIES AND STOCKHOLDER'S EQUITY
                      ------------------------------------

   Liabilities:
   Unearned premiums                                                              $1,428,431               $1,441,679
   Losses and loss adjustment expenses                                               124,323                  121,475
   Ceded reinsurance balances payable                                                 15,081                   15,028
   Deferred income taxes                                                              61,270                   27,860
   Current income taxes                                                               49,047                   33,782
   Other liabilities                                                                 190,125                  233,127
   Payable for securities purchased                                                   36,485                   93,149
                                                                         --------------------    ---------------------
       Total liabilities                                                           1,904,762                1,966,100
                                                                         --------------------    ---------------------

   Stockholder's equity:
   Preferred stock, par value $1,000 per share; authorized
       shares - 285,000; issued and outstanding shares - none                            -                        -
   Common stock, par value $2.50 per share; authorized shares
       - 40,000,000; issued and outstanding shares - 32,800,000
       at March 31, 2000 and December 31, 1999                                        82,000                   82,000
   Additional paid-in capital                                                        751,821                  751,522
   Accumulated other comprehensive loss                                              (35,868)                 (92,049)
   Retained earnings                                                               1,749,136                1,674,238
                                                                         --------------------    ---------------------
       Total stockholder's equity                                                  2,547,089                2,415,711
                                                                         --------------------    ---------------------
       Total liabilities and stockholder's equity                                 $4,451,851               $4,381,811
                                                                         ====================    =====================







See accompanying Notes to Consolidated Unaudited Financial Statements.

                  Ambac Assurance Corporation and Subsidiaries
                      Consolidated Statements of Operations
                                   (Unaudited)
                  For The Periods Ended March 31, 2000 and 1999
                             (Dollars in Thousands)


                                                                           Three Months Ended
                                                                                March 31,
                                                                     --------------------------------
                                                                         2000              1999
                                                                     --------------    --------------

Revenues:

    Gross premiums written                                                 $70,261           $91,041
    Ceded premiums written                                                 (16,127)           (5,086)
                                                                     --------------    --------------
          Net premiums written                                             $54,134           $85,955
                                                                     ==============    ==============

    Net premiums earned                                                    $71,982           $61,029
    Net fees earned and other income                                         7,492             5,748
    Net investment income                                                   57,783            49,587
    Net realized gains                                                         462                89
                                                                     --------------    --------------
         Total revenues                                                    137,719           116,453
                                                                     --------------    --------------

Expenses:

    Losses and loss adjustment expenses                                      3,249             2,500
    Underwriting and operating expenses                                     15,326            13,628
    Interest expense                                                         1,019               724
                                                                     --------------    --------------
         Total expenses                                                     19,594            16,852
                                                                     --------------    --------------

    Income before income taxes                                             118,125            99,601

    Provision for income taxes                                              28,277            24,034
                                                                     --------------    --------------

    Net income                                                             $89,848           $75,567
                                                                     ==============    ==============















See accompanying Notes to Consolidated Unaudited Financial Statements

                  Ambac Assurance Corporation and Subsidiaries
                 Consolidated Statements of Stockholder's Equity
                  For The Periods Ended March 31, 2000 and 1999
                             (Dollars in Thousands)


                                                                      2000                             1999
                                                           ---------------------------      ---------------------------

Retained Earnings:
       Balance at January 1                                   $1,674,238                       $1,404,673
       Net income                                                 89,848      $89,848              75,567       75,567
                                                                         -------------                    -------------
       Dividends declared - common stock                         (14,950)                         (13,000)
                                                           --------------                   --------------
       Balance at March 31                                    $1,749,136                       $1,467,240
                                                           --------------                   --------------

Accumulated Other Comprehensive (Loss) Income:
       Balance at January 1                                     ($92,049)                        $138,651
       Unrealized gains (losses) on securities, $86,852
         and ($40,033), pre-tax, in 2000 and 1999,
         respectively (1)                                                      56,454                          (26,021)
       Foreign currency loss                                                     (273)                            (607)
                                                                         -------------                    -------------
       Other comprehensive income (loss)                          56,181       56,181             (26,628)     (26,628)
                                                           ---------------------------      ---------------------------
       Comprehensive income                                                  $146,029                          $48,939
                                                                         =============                    =============
       Balance at March 31                                      ($35,868)                        $112,023
                                                           --------------                   --------------

Preferred Stock:
       Balance at January 1 and March 31                              $-                               $-
                                                           --------------                   --------------

Common Stock:
       Balance at January 1 and March 31                         $82,000                          $82,000
                                                           --------------                   --------------

Additional Paid-in Capital:
       Balance at January 1                                     $751,522                         $541,021
       Exercise of stock options                                     299                              314
                                                           --------------                   --------------
       Balance at March 31                                      $751,821                         $541,335
                                                           --------------                   --------------

Total Stockholder's Equity at March 31                        $2,547,089                       $2,202,598
                                                           ==============                   ==============

(1) Disclosure of reclassification amount:
Unrealized holding gains (losses) arising during period          $56,754                         ($25,963)
Less: reclassification adjustment for net gains
    included in net income                                           300                               58
                                                           --------------                   --------------
Net unrealized gains (losses) on securities                      $56,454                         ($26,021)
                                                           ==============                   ==============
















See accompanying Notes to Consolidated Unaudited Financial Statements.

                  Ambac Assurance Corporation and Subsidiaries
                      Consolidated Statements of Cash Flows
                  For The Periods Ended March 31, 2000 and 1999
                             (Dollars in Thousands)


                                                                Three Months Ended
                                                                     March 31,
                                                            ----------------------------
                                                               2000            1999
                                                            ------------    ------------


Cash flows from operating activities:
     Net income                                             $  89,848          $  75,567
     Adjustments to reconcile net income to net cash
            provided by operating activities:
     Depreciation and amortization                                711                532
     Amortization of bond premium and discount                 (1,071)            (1,355)
     Current income taxes                                      15,265             15,932
     Deferred income taxes                                      3,012              4,967
     Deferred acquisition costs                                (3,084)            (4,708)
     Unearned premiums, net                                   (17,928)            24,793
     Losses and loss adjustment expenses                        2,796              2,366
     Ceded reinsurance balances payable                            53             (2,572)
     Gains on sales of investments                               (462)               (89)
     Premiums receivable                                        4,492              4,618
     Other, net                                                 2,430              4,411
                                                            ---------          ---------
            Net cash provided by operating activities          96,062            124,462
                                                            ---------          ---------

Cash flows from investing activities:
     Proceeds from sales of bonds                             175,328            318,384
     Proceeds from maturities of bonds                         59,419             44,627
     Purchases of bonds                                      (371,642)          (438,144)
     Change in short-term investments                         110,758            (26,613)
     Securities purchased under agreements to resell          (14,633)            (1,908)
     Other, net                                                (1,285)              (130)
                                                            ---------          ---------
            Net cash used in investing activities             (42,055)          (103,784)
                                                            ---------          ---------

Cash flows from financing activities:
     Dividends paid                                           (14,950)           (13,000)
     Short-term financing                                      (7,930)            (5,000)
                                                            ---------          ---------
            Net cash used in financing activities             (22,880)           (18,000)
                                                            ---------          ---------

            Net cash flow                                      31,127              2,678
Cash at January 1                                               6,531              4,895
                                                            ---------          ---------
Cash at March 31                                            $  37,658          $   7,573
                                                            =========          =========

Supplemental disclosure of cash flow information:
Cash paid during the period for:
            Income taxes                                    $   9,700                 $-
                                                            =========          =========
            Interest expense on intercompany line of credit $      15          $     197
                                                            =========          =========














See accompanying Notes to Consolidated Unaudited Financial Statements.